Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated August 7, 2012 relating to the consolidated financial statements of WWF Operating Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas

August 7, 2012